Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Charlottesville, VA – November 4, 2015 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported third quarter 2015 net income of $839 thousand or $0.34 per diluted share. This represents a 9.4% increase compared to net income of $767 thousand or $0.30 per diluted share recognized during the previous quarter. Net income for the nine month period ended September 30, 2015 was $2.0 million or $0.79 per diluted share, which was $0.30 per share higher compared to the $1.3 million or $0.49 per diluted share for the same nine months in 2014.

“We experienced our fourth straight quarter of significant loan growth, with loan balances increasing over $100 million during the past 12 months. For the quarter, we are pleased to report that the net growth of $23 million was entirely in organic loans,” said Glenn W. Rust, President and Chief Executive Officer. “We closed out the quarter with a strong loan pipeline and expect another quarter of significant loan growth during the fourth quarter of 2015. The resulting further improvement of our earning asset mix should help to strengthen earnings and normalize our loan-to-deposit ratio as we look toward finishing out fiscal year 2015 and moving into 2016.”

Third Quarter 2015 Highlights

●	Gross period end loans increased $23.0 million or 6.3% on a sequential basis. Compared to September 30, 2014, gross loans outstanding increased $100.5 million or 34.7%.
●	Period end assets increased $18.4 million or 3.5% compared to balances at June 30, 2015.
●	Total deposits increased $13.8 million or 3.0% during the third quarter of 2015.
●	Net interest margin increased 4 basis points to 3.22% compared to the prior quarter.
●	Net interest income increased $198 thousand or 5.0% on a linked quarter basis.
●	Provision for loan losses of $88 thousand was recognized in the third quarter due to the increased loan growth.
●

Other Real Estate Owned (OREO) balance, which consisted of one property, was written down by $192 thousand during the third quarter based on a pending contract for sale. This property was subsequently sold early in the fourth quarter. The first quarter of 2008 was the last time a zero balance in OREO was reported.

●

Noninterest expense continued to decline during the quarter, despite the OREO writedown expense. Year to date noninterest expense of $12.4 million decreased $258 thousand compared to same period of 2014.

Balance Sheet Trends

Gross loans outstanding at September 30, 2015 totaled $390.1 million, compared to $367.1 million at June 30, 2015, and $289.6 million at September 30, 2014. The Company experienced four sequential quarters of significant expansion in total loans due to approximately $62.7 million in net organic loan growth, supplemented by purchases of $27.0 million in syndicated loans and $10.8 million in student loans. As already stated, the third quarter growth was entirely a result of organic loan production. Average gross loans for the third quarter of 2015 totaled $377.2 million, up $27.6 million or 7.9% compared to $349.6 million during the second quarter of 2015. A purchase of another student loan package is expected to close in the fourth quarter of 2015. We will continue to evaluate loan purchase transactions to supplement organic loan growth, which should help to strengthen earnings and normalize our loan-to-deposit ratio over time. The loan-to-deposit ratio at September 30, 2015 stood at 82.7%, a 15.7% improvement over the 67.0% recorded at September 30, 2014.

Total assets at September 30, 2015 were $548.8 million, up $18.4 million or 3.5% from the $530.4 million at June 30, 2015 and up $40.8 million or 8.0% from the $508.0 million reported at September 30, 2014. The year-over-year net growth in assets was funded largely by expansion within the core deposit categories, while time deposits contracted over that period. Deposits and repurchase agreement sweep balances totaled $491.1 million at September 30, 2015, up $17.2 million or 3.6% from the $473.9 million at June 30, 2015, and up $44.5 million or 10.0% from the $446.6 million at September 30, 2014.

Credit Quality Remains Strong

While there was tremendous loan growth this year, we continued to adhere to strong credit metrics. The allowance for loan losses as a percentage of total loans decreased to 0.90% at September 30, 2015, compared to 0.94% at June 30, 2015 and 1.07% at September 30, 2014. The decreased balance in the allowance relative to total loans compared to the prior periods is reflective of the continued improvement in the underlying credit quality factors used in measuring inherent risk within the loan portfolio, as well as a favorable shift in the mix of loans toward categories requiring no reserve, such as student loans that are fully insured by a surety bond and loans secured by marketable securities.

Net loan charge-offs for the third quarter of 2015 totaled $29 thousand, comprised of charge-offs of $41 thousand against recoveries of $12 thousand. During the second quarter of 2015, net loan recoveries for the second quarter of 2015 totaled $50 thousand, due to recoveries of $52 thousand against charge-offs of $2 thousand. Provision for loan losses of $88 thousand was recognized in the third quarter, compared to no provision for the previous quarter. This resulted in an allowance for loan losses at September 30, 2015 of $3.5 million, up slightly from June 30, 2015 by only 1.7% notwithstanding the 6.7% increase in total loans.

Nonperforming assets declined $152 thousand from the previous quarter and totaled $785 thousand or 0.14% of total assets. The level of nonperforming assets contracted $1.1 million compared to the balance at September 30, 2014, as a reduction was noted in both nonaccrual loans and OREO balances. Nonaccrual loans remained low and totaled $245 thousand at September 30, 2015, fairly level with the $205 thousand at June 30, 2015 and down $124 thousand or 33.6% compared to $369 thousand at September 30, 2014. The balance carried in OREO at September 30, 2015 of $540 thousand, consisted of one property, a portion of which had been sold during the second quarter of 2015. Based on a pending contract of sale for the remaining property, a writedown of $192 thousand was recognized in the third quarter of 2015. The sale was finalized early in the fourth quarter of 2015.

Net Interest Income and Net Interest Margin Increases

The third quarter 2015 tax-equivalent net interest margin was 3.22%, up 4 basis points from 3.18% for the second quarter of 2015. The yield on earning assets for the quarter rose 4 basis points sequentially to 3.41%, resulting in the margin improvement. Although loan yields dropped by 2 basis points, the increase in average loans and the resultant shift in the earning asset mix contributed to the overall yield increase on earning assets. Loan yields contracted due to lower rates on new production in the protracted low interest rate environment combined with pay-offs and repricing of higher interest loans. The Company expects some downward pressure on loan yields to continue through the rest of 2015 and into early 2016.

Average earning assets for the third quarter of 2015 totaled $521.5 million, an increase of $12.4 million over the average earning assets from the prior quarter. Net interest income on a tax-equivalent basis was up $198 thousand to $4.2 million, compared to $4.0 million in the linked quarter. The cost of funds remained fairly consistent and low compared to peers at 20 basis points.

Noninterest Income

Noninterest income for the third quarter of 2015 was $1.2 million, down $33 thousand compared to the second quarter of 2015. On a year to date basis, noninterest income for 2015 was $3.7 million, up $279 thousand compared to $3.4 million through the first nine months of 2014. This year-over-year increase was driven primarily by the fees on mortgage sales from a new line of business commenced during the second quarter of 2014 and from revenue recognized from the fee restructure initiatives which began in late 2014.

Noninterest Expense and Efficiency Ratio

Noninterest expense for the third quarter of 2015 was $4.1 million, down $31 thousand compared to the second quarter of 2015. This slight improvement over the linked quarter occurred despite the $192 thousand in OREO writedown recognized in the third quarter. In a year-over-year comparison, noninterest expense of $12.4 million reported for the first nine months of 2015 was down $258 thousand or 2.0% from the same period of 2014. Management continues to evaluate expense categories for potential reductions that would have a positive impact on net income on an ongoing basis.

The efficiency ratio improved to 76.0% for the third quarter of 2015 compared to 78.9% for the second quarter of 2015. The efficiency ratio of 78.9% for the first three quarters of 2015 compared favorably to the 88.8% for the same period of 2014. Loan growth and mortgage origination initiatives, together with fee increases, should add to the revenue stream. In concert, cost containment strategies should lower expenses, and all should have the impact of improving efficiency over time.

Capital Ratios Support Long-Term Growth

Total shareholders’ equity was $56.4 million at September 30, 2015, an increase of $1.2 million or 2.2% compared to $55.2 million at June 30, 2015 and a decrease of $3.7 million or 6.2% compared to $60.1 million at September 30, 2014.

The year-over-year decline was mainly attributable to the Company’s success with its stock repurchase program approved during the third quarter of 2014, which authorized the purchase of up to 400,000 shares of the Company’s common stock. The Company announced on September 21, 2015 that its Board of Directors extended the program for another year. A total of 265,212 shares have been purchased since the beginning of this program, with the remaining 134,788 shares available for purchase through September 18, 2016 under the extended program. The repurchase program does not obligate the Company to repurchase any shares and may be suspended or terminated at any time.

Dividends of $244 thousand were paid and net income of $595 thousand or 70.9% was retained during the third quarter of 2015. Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 10.09% at September 30, 2015, compared to 10.24% at June 30, 2015 and 11.77% at September 30, 2014. Total Risk-based Capital Ratio was 13.85% at September 30, 2015, compared to 14.71% at June 30, 2015 and 18.72% at September 30, 2014. The book value per share at September 30, 2015 was $23.15.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank also has a loan production office in Warrenton, Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management, wealth advisory and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2014 with the Securities and Exchange Commission on March 30, 2015. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)
(UNAUDITED)

	September 30, 2015	September 30, 2014
ASSETS
Cash and due from banks	$12,152	$14,505
Federal funds sold	5,312	33,912
Securities:
Available for sale, at fair value	115,460	142,627
Restricted securities, at cost	1,586	1,501
Total securities	117,046	144,128
Loans	390,098	289,621
Allowance for loan losses	(3,513)	(3,094)
Loans, net	386,585	286,527
Premises and equipment, net	8,875	9,513
Other real estate owned, net of valuation allowance	540	1,507
Bank owned life insurance	13,364	12,923
Accrued interest receivable and other assets	4,899	4,996
Total assets	$548,773	$508,011
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$174,605	$140,037
Interest-bearing	79,248	81,282
Money market deposit accounts	104,960	91,119
Certificates of deposit and other time deposits	112,832	120,092
Total deposits	471,645	432,530
Securities sold under agreements to repurchase	19,436	14,102
Accrued interest payable and other liabilities	1,290	1,238
Total liabilities	492,371	447,870
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,435,874 and 2,699,836
issued and outstanding at September 30, 2015 and
September 30, 2014, respectively (including 288
non-vested shares at September 30, 2014)	6,090	6,749
Capital surplus	22,757	28,121
Retained earnings	27,310	25,542
Accumulated other comprehensive income (loss)	245	(271)
Total shareholders' equity	56,402	60,141
Total liabilities and shareholders' equity	$548,773	$508,011

       VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(UNAUDITED)

	For the three months ended		For the nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest and dividend income:
Loans, including fees	$3,832	$3,100	$10,623	$9,396
Federal funds sold	13	23	42	64
Investment securities:
Taxable	452	545	1,584	1,595
Tax exempt	108	118	333	358
Dividends	21	20	62	62
Other	4	6	17	12
Total interest and dividend income	4,430	3,812	12,661	11,487

Demand and savings deposits	68	53	183	152
Certificates and other time deposits	174	173	512	511
Federal funds purchased and securities sold
under agreements to repurchase	12	9	37	27
Total interest expense	254	235	732	690
Net interest income	4,176	3,577	11,929	10,797
Provision for (recovery of) loan losses	88	-	405	(118)
Net interest income after provision for
(recovery of) loan losses	4,088	3,577	11,524	10,915

Noninterest income:
Trust income	410	444	1,304	1,404
Customer service fees	247	217	714	656
Debit/credit card and ATM fees	207	186	606	543
Earnings/increase in value of bank owned
life insurance	112	112	330	328
Gains on sales of securities	23	-	69	16
Royalty income	48	42	129	80
Fees on mortgage sales	56	10	150	19
Other	119	144	359	336
Total noninterest income	1,222	1,155	3,661	3,382

Noninterest expense:
Salaries and employee benefits	2,162	2,357	6,693	6,949
Net occupancy	483	495	1,462	1,478
Equipment	138	126	404	393
Other	1,361	1,278	3,878	3,875
Total noninterest expense	4,144	4,256	12,437	12,695

Income before income taxes	1,166	476	2,748	1,602
Provision for income taxes	327	94	727	269
Net income	$839	$382	$2,021	$1,333
Earnings per common share, basic	$0.34	$0.14	$0.79	$0.49
Earnings per common share, diluted	$0.34	$0.14	$0.79	$0.49
Weighted average shares outstanding, basic	2,435,874	2,697,674	2,566,308	2,694,487
Weighted average shares outstanding, diluted	2,445,680	2,712,549	2,575,917	2,705,357

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except share data)
(UNAUDITED)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Per Share Data:
Earnings per weighted
average share, basic	$0.34	$0.30	$0.15	$0.21	$0.14
Weighted average shares
outstanding, basic	2,435,874	2,577,424	2,688,400	2,698,211	2,697,674
Actual shares outstanding	2,435,874	2,435,874	2,688,781	2,688,336	2,699,836
Book value per share
at period end	$23.15	$22.66	$22.90	$22.55	$22.28
Performance Ratios:
Return on average assets	0.60%	0.57%	0.30%	0.42%	0.30%
Return on average equity	6.16%	5.18%	2.74%	3.68%	2.57%
Net interest margin (FTE)[1]	3.22%	3.18%	3.00%	2.97%	3.02%
Efficiency ratio[2]	75.99%	78.92%	82.05%	79.15%	89.15%
Capital Ratios:
Tier 1 leverage ratio	10.09%	10.24%	11.00%	11.38%	11.77%
Total risk-based capital ratio	13.85%	14.71%	16.49%	17.87%	18.72%
Asset Quality:

Allowance for loan losses:
Beginning of period	$3,454	$3,404	$3,164	$3,094	$3,157
Provision for loan losses	88	-	317	424	-
Charge-offs	41	2	86	365	76
Recoveries	(12)	(52)	(9)	(11)	(13)
Net charge-offs (recoveries)	29	(50)	77	354	63
End of period	3,513	3,454	3,404	3,164	3,094
Nonaccrual loans	245	205	211	218	369
OREO	540	732	1,177	1,177	1,507
Total nonperforming assets	785	937	1,388	1,395	1,876
Nonperforming assets as a % of total assets	0.14%	0.18%	0.26%	0.26%	0.37%
Nonperforming assets as a % of total loans
plus other real estate owned	0.20%	0.25%	0.41%	0.44%	0.64%
Allowance for loan losses
to total loans	0.90%	0.94%	1.00%	1.01%	1.07%
Non-accruing loans to
total loans	0.06%	0.06%	0.06%	0.07%	0.13%
Annualized net charge-offs (recoveries)
to average loans	0.03%	-0.06%	0.10%	0.47%	0.09%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).
2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649